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                               December 22, 1997



Waste Recovery, Inc.
309 South Pearl Expressway
Dallas, Texas 75201

    Re:  Registration Statement on Form S-2

Gentlemen:

    We have acted as counsel for Waste Recovery, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-2 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the proposed sale of up to 8,421,913 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of the Company by certain shareholders of the Company identified therein (the "Selling Shareholders"). The Shares are proposed to be sold by the Selling Shareholders in the manner set forth in the Prospectus constituting Part I of the Registration Statement under the caption "Plan of Distribution." The Registration Statement is being filed to meet the undertakings made by the Company to register the resale of the Common Stock issued to the Selling Shareholders in connection with (i) the Company's acquisitions in December 1996 of U.S. Tire Recycling Partners, L.P. and of Riverside Caloric Company's 55% interest in Waste Recovery - Illinois, a general partnership; (ii) the Common Stock and Warrant Purchase Agreement dated December 26, 1996 by and among the Company and Bette Nagelberg, Ronald I. Heller, Rachel Heller, Ronald I. Heller as custodian for Evan Heller, Delaware Charter Guaranty & Trust Co. FBO Ronald I. Heller IRA, and R. Anthony Cioffari (the "Heller Agreement") pursuant to which the Company also issued warrants to purchase shares of Common Stock (the "Heller Warrants"); (iii) the Dodge Common Stock and Warrant Purchase Agreement dated December 24, 1996 by and among the Company and Michael C. Dodge (the "Dodge Agreement") pursuant to which the Company also issued warrants to purchase shares of Common Stock (the "Dodge Warrants"); and (iv) conversion of the Company's 10% Convertible Subordinated Debentures issued in September, 1994. In addition, the Company is registering one million shares of Common Stock issuable upon exercise of that certain Stock Option Agreement dated February 12, 1997 by and among the Company and Martin Bernstein (the "Bernstein Option")(the foregoing transactions being referred to collectively as the "Subject Transactions" or in the singular as a "Subject Transaction" and the foregoing documents being referred to collectively herein as the "Subject Documents" or in the singular as a "Subject Document"). Of the total Shares the Company proposes to register under the Registration Statement, you have

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Waste Recovery, Inc.
December 22, 1997
Page 2

advised us that approximately 5,595,773 Shares are issued and outstanding (the "Issued Shares") and the remainder of the Shares, or approximately 2,826,140 Shares, are subject to issuance in accordance with the terms of the Subject Documents and Subject Transactions (the "Issuable Shares").

    In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company, certificates of public officials and other instruments and documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed, including but not limited to (i) those certain Convertible Subordinated Debenture Conversion Agreements effective July 1, 1996 by and between the Company and the persons named therein; (ii) that certain Agreement and Plan of Reorganization dated as of the 30th day of September 1996 by and among the Company, New U.S. Tire Recycling Corp., U.S. Tire Recycling Partners, L.P., Bodner/Greenstein Capital Holdings, Inc., Tirus, Inc., Tirus Associates, L.L.C., Environmental Venture Fund, L.P., Argentum Capital, L.P., and Certain Shareholders, as amended; (iii) that certain Partnership Purchase Agreement dated as of December 16, 1996, between Riverside Caloric Company, the Company, and Waste Recovery-Illinois, L.L.C.; and (iv) the Subject Documents. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements and certificates of officers of the Company.

    On the basis of the foregoing and in reliance thereon, we advise you that in our opinion:

         (i) the Issued Shares that may be sold by the Selling Shareholders pursuant to the Registration Statement are legally issued, fully paid and nonassessable; and

         (ii) the Issuable Shares that may be sold by the Selling Shareholders pursuant to the Registration Statement, when issued by the Company (i) upon exercise of the Heller Warrants; (ii) upon exercise of the Dodge Warrants; (iii) upon exercise of the Bernstein Option, or otherwise, but in each case in accordance with (x) the terms of the relevant Subject Document and (y) the terms of the relevant Subject Transaction, will be legally issued, fully paid and nonassessable.

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Waste Recovery, Inc.
December 22, 1997
Page 3

    We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 of the Registration Statement and to the reference to us in the Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                  Respectfully submitted,

                                  LOCKE PURNELL RAIN HARRELL
                                  (A Professional Corporation)


                                  By: /s/ Kent Jamison
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